Exhibit 99.1

From: Bob Fenton
Sent: Tuesday, October 07, 2014 2:19 PM
To: 'John Carmichael'
Subject: RE: Federal Reserve Bank letter

John,

I respectfully disagree.  There were no glaring misstatements.  If there were, I’m sure you would have corrected my understanding.

We’ll prepare the 8-K announcing your resignation under Item 5.02.  It will be filed with the SEC on or before the due date of Thursday, October 9th.

Regards,
Bob

From: John Carmichael
Sent: Friday, October 03, 2014 3:30 PM
To: Bob Fenton
Subject: Re: Federal Reserve Bank letter

Bob,

There are so many glaring misstatements in your last response, I will not bother to correct them. However, it is clear to me that you are at best ill-informed, at least misguided and at worst malicious. Accordingly, I am officially resigning from the Board of Solera National Bancorp, Inc., effective immediately.

John P. Carmichael